Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS CRAIG FELENSTEIN
AS CHIEF FINANCIAL OFFICER

NEW YORK, July 26, 2016 -- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad” or the "Company"), a global provider of expedition cruises and adventure travel experiences, announced today it has named Craig Felenstein as its Chief Financial Officer. He will join Lindblad on September 6, 2016. Mr. Felenstein brings a long history of leadership positions in a wide range of public companies, most recently serving as the Senior Vice President of Investor Relations and Strategic Finance at Shutterstock, since March 2015, where he oversaw all interaction with the investment community while leading the financial planning and analysis and corporate development functions. Prior to Shutterstock, he was at Discovery Communications, LLC, from May 2008 to March 2015, serving in various management roles, including Executive Vice President of Investor Relations, where he was responsible for building and directing the investor relations function. At the same time, he was part of the executive team for several of Discovery’s businesses including serving as the Chief Financial Officer of Digital, Chief Financial Officer of US Network Revenue and Chief Financial Officer of Animal Planet, overseeing all financial activity and helping to drive the strategy for each operating unit. Prior to Discovery Communications, he held senior positions at News Corporation, Viacom Inc., and Arthur Andersen & Co.

In his role as Chief Financial Officer, Mr. Felenstein will be responsible for all accounting and finance related functions within the Company, including merger and acquisition related activities, and he will serve as the Company’s primary liaison with the investor and financial community.

Mr. Felenstein stated, “Lindblad has long been recognized as one of the true pioneers and leaders in the expedition travel space and I am thrilled to join the Company as it expands on that position through the addition of new ships and as it explores new destinations. I look forward to working with the entire Lindblad team to capitalize on these unique opportunities and deliver additional long-term value.”

Lindblad’s President & CEO Sven-Olof Lindblad said, "We are delighted to welcome Craig to our team. He is a seasoned executive with significant experience leading the financial functions and investor relationships of some of the country’s top media companies. His expertise complements both our operations and long-term growth objectives.”

Mr. Felenstein will be based at Lindblad’s headquarters in New York.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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